RESPONSE TO PEACHTREE PARTNERS MINI-TENDER OFFER
WE RECOMMEND THAT YOU NOT TENDER

February 23, 2010

Dear Investor:

We are aware that you may have received an unsolicited “mini-tender” offer from Peachtree Partners (“Peachtree”) to purchase up to 4.9% of Behringer Harvard Mid-Term Value Enhancement Fund I LP for a price of $3.25 per unit less any distributions paid from the date of Peachtree’s offer and less a $175 charge per tendering investor.

Mini-tender offers are third-party offers to purchase less than 5% of an entity’s outstanding securities, thereby avoiding many of the filing, disclosure and procedural requirements established by the U.S. Securities and Exchange Commission (“SEC”) to protect investors from certain abuses that may occur in a tender offer. The SEC has warned that mini-tender offers “have been increasingly used to catch investors off guard.”1

Peachtree’s mini-tender offer is titled as a “Repurchase Agreement” and an “Offer to Repurchase.” We believe that Peachtree uses these titles to confuse you, or make you think that we are somehow involved with this mini-tender offer.  We do not recommend or endorse Peachtree’s mini-tender offer and are not affiliated with Peachtree, the offer or the offer documentation.  We recommend that investors not tender their units in the offer.

As Peachtree states in its letter, Peachtree is making this offer “intending to make a profit.”  In other words, their stated intention is to offer you less than they believe your units are worth.

Peachtree does not state whether it is offering to purchase units as they are tendered on a pro rata basis or on a “first-come, first-buy basis,” which may have the effect of pressuring investors into making hasty decisions without taking adequate time to consider all of the facts relating to the mini-tender offer.

We note that although Peachtree’s offer permits you to withdraw and rescind any acceptance of the offer within 15 days, we understand that thereafter your tender will be irrevocable, even if you have not received payment for your units at that time. Therefore, if you have accepted the Peachtree offer, we recommend that you immediately contact Peachtree to withdraw and rescind this acceptance in writing.

Investors are cautioned that Peachtree and its principals have made previous mini-tender offers for the securities of other companies.  We also caution investors that, as stated in its offer, one of Peachtree’s principals suffered an action by the SEC in connection with a prior mini-tender offer, resulting in a consent decree enjoining that principal from making mini-tender offers for a public company’s securities.

As we informed you in a letter dated February 11, 2010, and as required by our partnership agreement, we have recently estimated the value of the limited partner units in Behringer Harvard Mid-Term Value Enhancement Fund I LP as of December 31, 2009.  The recent estimated valuation of $7.09 per unit, which will appear on your first quarter statement, is more than double the purchase price offered by Peachtree.  As we mentioned in our letter to you regarding the estimated valuation, this valuation is subject to a number of limitations, which are listed in more detail in the Form 8-K which we filed with the SEC on January 14, 2010, a copy of which is available without charge at the website maintained for us, www.behringerharvard.com, or at the SEC’s website at www.sec.gov.

The current downturn in the economy has had a negative effect on commercial property values and has severely limited access to the capital markets.  As a result, this valuation represents asset values which we believe are quite depressed.

Generally, we do not anticipate selling our assets unless we think it makes sense for a particular asset, or until the economy has improved, and we have the opportunity to realize additional value.

Once again, you are not required to tender your units to Peachtree, and we recommend that you not tender your units.  If you have agreed to tender your units, we recommend that you contact Peachtree immediately and withdraw and rescind your tender in writing.

Sincerely,

Robert S. Aisner
President and CEO
Behringer Harvard Advisors II LP, Co-General Partner

Robert Behringer
General Partner and Chairman
Behringer Harvard Advisors II LP

1	U.S. Securities and Exchange Commission, “Mini-Tender Offers: Tips for Investors,” http://www.sec.gov/investor/pubs/minitend.htm (modified 08/01/2007).

Enclosure

cc: Your Financial Advisor

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false.  The Fund cautions investors not to place undue reliance on forward-looking statements, which reflect the Fund’s management’s view only as of the date of this letter.  The Fund undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.  Factors that could cause actual results to differ materially from any forward-looking statements made in this letter include changes in general economic conditions, changes in real estate conditions, construction costs that may exceed estimates, construction delays, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow.  The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of the Fund’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC and the risks identified in Part II, Item 1A of its subsequent quarterly reports on Form 10-Q as filed with the SEC.  The Fund’s filings are available free of charge at the SEC’s website at www.sec.gov or at the website maintained for the Fund at www.behringerharvard.com.